harman international
Exhibit 10.21

8500 Balboa Boulevard, Northridge, CA 91329                                                                           818-893-8411

October 24, 2003

Mr. William S. Palin
The White House
Llandyrnog
Denbighshire LL16 4LT
WALES

Dear Bill:

I am writing to confirm our agreement on the terms of your employment:

1.         Your employment is with Harman International Industries, Incorporated but for payroll, tax and social security purposes you may be attached to one of the UK subsidiaries, your residence being in the UK.

2.         Your title is Vice President.

3.         You will report to the Chief Financial Officer of the Company.

4          Your base salary will be £230,000 per annum paid monthly in arrears.  It will be subject to annual review the first of such to be carried out in September 2004.

5.         Your employment will be subject to a notice period mutually applied of 12 months, such notice may not be given prior to June 30, 2005.  During your employment and any notice period you agree not to engage in any conduct which is competitive with the Company.

6.         You will be entitled to participate in the Company’s UK health and life insurance plans at the Company’s expense.

7.         The Company will provide you with an automobile for both business and your personal use.  The Company will bear all running costs.  The car provided will be selected by you in line with those driven by other employees of the Company at a similar level to yourself in Europe.

William S. Palin
October 24, 2003

8.         You will participate in the Company’s discretionary bonus plan.

9.         You will be eligible to participate in any General Option Award by the Company.

10.       The Company shall contribute annually to your portable pension scheme an amount no less than 10 percent of your base salary payable in January of each calendar year.

11.       In addition to public holidays, you will be entitled to 30 business days annual vacation.

12.       At any time after June 30, 2004, you may elect to convert your employment to a part-time basis. If you choose to work part time, you will work no less than 6 days in any month and 120 days in any year for the Company.  Your salary for this part-time engagement will be no less than £115,000 per annum.  During this period of part-time employment, you will continue to participate and vest in the Company's benefit programs for health insurance, life insurance, outstanding stock options, bonus, portable pension, SERP and use of a Company car as if you were working full time.

13.       The Company will reimburse you for the rental of an apartment in Paris, France, in lieu of hotel expenditures, at a cost of no more than Euro 3,000 per month.  This obligation may be terminated by the Company on twelve-month's notice.

14.       Your position will involve a considerable amount of travel to various Company locations.

15.       The Company will reimburse you for all travel and related expense and for any out-of-pocket expenses reasonably incurred in the performance of your duties (telephone, equipment, stationery, journals, etc.).

16.       Travel by rail may be first class, and by air up to business class at your option.

William S. Palin
October 24, 2003

17.       You will be the Controller for all Operations for which you will report to the Chief Financial Officer.

18.       In the event your employment is terminated after a Change in Control, the Company shall be obligated to provide you with severance and benefits for a period of 24 months.

19.       This agreement replaces and supersedes all other agreements concerning your employment.

Will you please indicate your understanding of and agreement to the foregoing by signing and returning to me the attached copy of this letter.

Sincerely,

HARMAN INTERNATIONAL
INDUSTRIES, INC.

By:  /s/ Frank Meredith
 Frank Meredith
Chief Financial Officer

AGREED TO AND ACCEPTED:

By:  /s/ William S. Palin
 William S. Palin